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EXHIBIT 4.9

                              CONSULTING AGREEMENT

         CONSULTING AGREEMENT between Genius Products, Inc (the "Company") and Akanta, Inc. ("Consultant") dated as of July 8, 2002 (the "Agreement").

         WHEREAS, the Company wishes to engage Consultant to install and maintain an ecommerce website for the Company's products and Consultant wishes to be so engaged (the "Services") for a period of approximately six months;

         NOW THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration the adequacy and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

SECTION 1. SERVICES TO BE PROVIDED BY CONSULTANT. As of the date hereof, Consultant shall provide services relating to the installation and maintenance of an ecommerce website as more fully set forth in the proposal provided by Consultant to the Company dated as of July 3, 2002.

SECTION 2. PAYMENT BY THE COMPANY. The installation fee of $8,000 will be payable upon the Company's receipt of an invoice from Consultant, one-half in cash ($4,000) and one-half in the Company's stock in an amount equivalent to $4,000 on the date of issuance (the "Shares"). The Shares will be issued in the name of Jason Geitzenauer. The Shares will be registered by the Company on an S-8 Registration Statement. A monthly maintenance fee of $1,000 is payable in cash and will commence as of August 1, 2002. The maintenance fee will be billed on the first of each month

SECTION 3. OBLIGATIONS OF CONSULTANT. Consultant shall (1) not engage in any act that the Company determines in its sole discretion may be deemed to be in competition with the Company, including representation, sales or assistance in the development of products that directly compete with the Company's current products or products the Company is planning to develop for sale to its customers or licensees, (2) treat as confidential all Company information disclosed to him by the Company, and Consultant shall return all such information to the Company at the end of this agreement in whatever form such information such may exist, and (3) perform all work for the Company to the highest professional standards. Consultant shall be responsible for the payment of all Consultant's federal, state, local income, social security, and FICA taxes. Consultant acknowledges that the relationship with the Company is one of an independent contractor and not one of employment.


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SECTION 4.        TERM AND TERMINATION. The Agreement will continue until it is terminated by either party. Either party may terminate the Agreement on 30 days' prior written notice for any reason or no reason.

SECTION 5. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflict of laws principles. The parties hereby submit to the state and federal courts in San Diego County, California, and waive all defenses to venue or that the forum is inconvenient

                  THE PARTIES WAIVE THEIR RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY PROCEEDINGS ARISING OUT OF THIS AGREEMENT.

SECTION 6. MISCELLANEOUS. This Agreement may be executed in counterparts, all of which together shall constitute one and the same instrument. The parties may execute the Agreement by facsimile. This Agreement supersedes all previous oral and written agreements and negotiations relating to the subject matter hereof. This Agreement may not be modified except by an instrument in writing executed by the parties. This Agreement shall inure to the successors and assigns of each party except that no party may assign any of its obligations hereunder without the written consent of the other party. In any proceedings brought hereunder the losing party shall pay all the attorneys' fees and expenses of the other party incurred in such proceedings.

         IN WITNESS HEREOF, the parties have executed this Agreement on the date first written above.

COMPANY:                    GENIUS PRODUCTS, INC

                            By:    /S/ KLAUS MOELLER
                                ------------------------------------------
                                   Klaus Moeller, Chief Executive Officer

CONSULTANT:                 AKANTA, INC.

                                   /S/ JASON GEITZENAUER
                                ------------------------------------------
                                   Jason Geitzenauer, Authorized Officer